CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Milestone Funds - Treasury Obligations Portfolio:

We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 33-81574 on Form N-1A of our report dated January 25, 2006, relating to the financial statements and financial highlights of The Milestone Funds - Treasury Obligations Portfolio, appearing in the Annual Report on Form N-CSR of The Milestone Funds - Treasury Obligations Portfolio for the year ended November 30, 2005, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Management of the Portfolio - Independent Registered Public Accounting Firm" in the Statement of Additional Information.

DELOITTE & TOUCHE LLP

New York, New York

August 23, 2006